CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-171358 on Form N-14 of our report dated September 14, 2010, relating to the financial statements and financial highlights of Endowments – Growth and Income Portfolio, appearing in the Annual Report on Form N-CSR for the year ended July 31, 2010, and to the references to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Combined Proxy Statement / Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California
February 23, 2011